EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Jillian Gibson
Vice President, Director of Marketing
(336) 369-0916
jillian.gibson@newbridgebank.com
NewBridge Bank to Invest $5 Million in New Offices as Part of a Plan to
Restructure Piedmont Triad Operations
Greensboro, N.C., October 15, 2009 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), announced plans to invest in excess of $5 million in four new offices in Lexington, Thomasville, Greensboro and Forsyth County, North Carolina. The addition of these four locations is part of a larger plan to restructure operations in the Piedmont Triad and better serve clients, by closing or consolidating seven existing bank locations while opening four new offices, strategically located in the heart of these markets.
Pressley A. Ridgill, President and CEO of NewBridge Bank, said, “We believe these changes to our office network will provide our clients with more convenient access to our services and will also result in increased operating efficiencies. While the new offices will open at different times in the next year, the locations targeted for closing are expected to close early in 2010. Until the new offices are opened, we will make every effort to minimize client inconvenience, while continuing to serve the needs of the communities.” Ridgill concluded by saying, “The plan represents an aggressive push to enhance efficiencies and pave the way for growth in the next decade.”
Following is a summary of how each of the target markets will be affected:
In Lexington, NewBridge Bank has land under contract at the intersection of Cotton Grove Road and Lowes Boulevard, where the Bank plans to build a full-service office. This new office will be equipped with multiple drive-thru lanes to better serve the Bank’s Lexington clients. Service to clients at the Talbert, Westside and existing South Lexington bank locations will be consolidated at the new office and additional nine offices located throughout Davidson County. The Talbert and Westside offices will close in early 2010, while the existing South Lexington location will remain open until the new office is complete.
In Thomasville, NewBridge Bank currently has under construction a new office on Randolph Street, next door to its current office. Upon completion of the new office, scheduled for spring 2010, the Bank will close the existing bank location and donate the building to the Thomasville Area Chamber of Commerce.

In Greensboro, NewBridge Bank is completing construction of its new office at Center Pointe in downtown Greensboro. The Center Pointe office will open in December of this year.
Included in the plan is the closing of NewBridge Bank’s Sherwood Plaza bank location on Robinhood Road and the Rural Hall office in Forsyth County. The Bank is currently seeking a site for a new office in Forsyth County. The Bank will also close its Pennrose express office in Rockingham County and serve clients at its four other offices located in Rockingham County.
Upon completion of these changes, which are subject to regulatory approval, NewBridge Bank will have a total of 34 offices located in North Carolina and Virginia.
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
This release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.
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